Coopers
& Lybrand



                       Consent of Independent Accountants




To the Board of Directors of Scudder Global Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 33 to the Registration Statement of Scudder Global Fund, Inc. on Form N-1A, of our report dated December 12, 1997 on our audit of the financial statements and financial highlights of Scudder Global Discovery Fund, which report is included in the Annual Report to Shareholders for the period ended October 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption, "Experts."





Boston, Massachusetts                   Coopers & Lybrand L.L.P.
April 15, 1998